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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Playtex Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2002

TO OUR STOCKHOLDERS:

        On behalf of our Board of Directors and management of Playtex Products, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Tuesday, May 14, 2002, at 9:30 a.m. at our Headquarters at 300 Nyala Farms Road, Westport, Connecticut.

        At the Annual Meeting, you will be asked to elect our Board of Directors and ratify the selection of our independent auditors. Both of these items is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Your Board of Directors recommends a vote "FOR" items 1 and 2 as listed in the Notice and described in the enclosed Proxy Statement.

        Whether or not you plan to attend in person, it is important that your stock be represented at the meeting regardless of the number of shares you hold. After reading the enclosed Notice and Proxy Statement, please sign, date and mail the proxy card or voting instructions in the envelope provided. If you wish to vote in accordance with our Board's recommendations, all you need do is sign and date the card. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy at that time.

        If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                      Sincerely,

                      Michael R. Gallagher
                      Chief Executive Officer and Director

PLAYTEX PRODUCTS, INC.
300 Nyala Farms Road
Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2002

        The Annual Meeting of Stockholders of Playtex Products, Inc. will be held at our Headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 14, 2002, at 9:30 a.m., local time, for the following purposes:

ITEM 1.	To elect eleven directors for a term of one year and until their successors are duly elected and qualified;
ITEM 2.	To ratify the selection of the firm of KPMG LLP as our independent auditors for fiscal year 2002; and
ITEM 3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only holders of our common stock at the close of business on March 25, 2002, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

        All stockholders are cordially invited to attend the meeting.

                      By Order of the Board of Directors

                      Paul E. Yestrumskas
                      Vice President, General Counsel and
                      Secretary

April 12, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED, AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

PLAYTEX PRODUCTS, INC.

300 NYALA FARMS ROAD
WESTPORT, CONNECTICUT 06880

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement is being furnished to all stockholders of Playtex Products, Inc. (the "Company") in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting. The meeting will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 14, 2002, at 9:30 a.m. This Proxy Statement and the accompanying proxy card are being mailed beginning on or about April 12, 2002 to our stockholders entitled to vote at the Annual Meeting.

        All of our stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the enclosed envelope. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used. Attendance at the Annual Meeting will not by itself be a revocation of your proxy.

        We will pay the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by our directors, officers or employees, none of whom will be specially compensated for such activities. We also intend to request that brokers, banks and other nominees solicit proxies from their customers and will pay certain expenses incurred by them for such activities.

        A copy of our Annual Report to Stockholders for our fiscal year ended December 29, 2001, including our financial statements, is being sent with this Proxy Statement.

Voting Rights

        As of March 25, 2002, our outstanding stock consisted of 61,061,165 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of our Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

Quorum; Required Vote; Voting Procedures

        A majority of the outstanding shares of our Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining a quorum. Election of directors requires the approval of a plurality of the shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote. Ratification of the selection of our independent auditors requires the approval of a majority of the shares of our Common Stock present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes as to the election of directors will not affect the election results. Abstentions and broker non-votes as to any of the other items will have the same effect as votes against such item.

        Unless you specify otherwise on the proxy card, all of your shares of Common Stock represented by valid proxies will be voted FOR each of the items listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of March 25, 2002, we know of no other business that will be presented for consideration at the Annual Meeting other than the items listed on the proxy card and described below. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with those instructions.

ELECTION OF DIRECTORS

        Pursuant to our By-Laws, our Board of Directors has fixed at eleven the number of directors constituting our Board of Directors. Directors are elected annually by our stockholders and hold office until their successors are elected and qualified or until death, resignation or removal.

        Each of our nominees set forth below is currently a director of the Company. Each nominee has agreed to serve as a Director, if elected, and we believe that each nominee will be available to serve. If any nominee is unavailable to serve as a Director, your shares may be voted for the election of a substitute nominee as our Board of Directors or the Nominating Committee's of our Board of Directors may propose. Our Board of Directors also may elect to reduce the number of directors constituting our Board.

        Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of our Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to the election of directors will be counted as present for determining a quorum but will not affect the election of candidates.

        If you wish to withhold authority to vote for any nominee, you can do so by following the directions set forth on the form of proxy solicited by our Board of Directors or on the ballot distributed at the Annual Meeting if you wish to vote in person.

Information Regarding Nominees

        The names and ages of our nominees, their principal occupations or employment (including their position with us, if applicable) during the past five years and other data regarding them are set forth below.

Name	Age	Position
Robert B. Haas	54	Chairman and Director
Michael R. Gallagher	56	Chief Executive Officer and Director
Glenn A. Forbes	51	Executive Vice President, Chief Financial Officer and Director
Richard C. Blum	66	Director
Michael R. Eisenson	46	Director
R. Jeffrey Harris	47	Director
C. Ann Merrifield	51	Director
Susan R. Nowakowski	37	Director
John C. Walker	40	Director
Wyche H. Walton	36	Director
Douglas D. Wheat	51	Director

        Robert B. Haas has been Chairman and a director of the Company since 1995. Mr. Haas has been actively involved in private business investments since 1978, specializing in leveraged acquisitions. He has served as Chairman of the Board and Chief Executive Officer of Haas Wheat & Partners, L.P. and its predecessor ("Haas Wheat") since 1992. (Haas Wheat is a private investment firm specializing in leveraged acquisitions). Mr. Haas serves as Chairman and a director of Nebraska Book Company, Inc., NBC Acquisition Corporation, and AMN Healthcare Services, Inc.

        Michael R. Gallagher has been our Chief Executive Officer and a director since 1995. Prior to joining the Company, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC ("R&C") (a consumer products company) from 1994 to 1995. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak's L&F Products subsidiary from 1988 until the subsidiary was sold to R&C in 1994. From 1984 to 1988, Mr. Gallagher held various executive positions with the Lehn and Fink Group of Sterling Drug. From 1982 to 1984, he was Corporate Vice President and General Manager of the Household Products Division of The Clorox Company ("Clorox"). Prior to that, Mr. Gallagher had various marketing and general management assignments with Clorox and with The Procter & Gamble Company. Presently he serves as a director of Allergan, Inc., AMN Healthcare Services, Inc., the Association of Sales and Marketing Companies, the Grocery Manufacturers Association, and the Haas School of Business UC Berkeley.

        Glenn A. Forbes has been our Executive Vice President and Chief Financial Officer and a director since March 2000. He has served us for the past 30 years in various finance and accounting positions, including Vice President, Finance from 1988 to 2000.

        Richard C. Blum has been a director of the Company since 1998. Since 1975, Mr. Blum has been Chairman and President of Richard C. Blum & Associates, Inc. the General Partner of BLUM Capital Partners, L.P., an investment firm that specializes in private equity and strategic public investments. Mr. Blum also serves as a director of Northwest Airlines Corporation, URS Corporation, and Glenborough Realty Trust, Inc., and is also a director of several private companies.

        Michael R. Eisenson has been a director of the Company since 1997. Mr. Eisenson is President and the Chief Executive Officer of Charlesbank Capital Partners, LLC ("Charlesbank"), an investment firm which is the successor to Harvard Private Capital Group, Inc. He was the Managing Director of Harvard Private Capital Group from 1986 to 1998, and a Manager with the Boston Consulting Group from 1981 to 1985. He serves on the Board of Directors of CCC Information Services Group, Inc., ImmunoGen, Inc., and United Auto Group, Inc., as well as those of several private companies.

        R. Jeffrey Harris has been a director of the Company since 2001. Mr. Harris currently serves as Of Counsel to Apogent Technologies, Inc., ("Apogent") a diversified manufacturer of value added laboratory and life science products for worldwide clinical, research and industrial markets. Prior to becoming Of Counsel, in December of 2000, Mr. Harris served as Vice President—General Counsel and Secretary of Apogent (formerly known as Sybron International Corporation), since 1988. Mr. Harris also serves as a director of Apogent.

        C. Ann Merrifield has been a director of the Company since 1997. Ms. Merrifield currently serves as Executive Vice President, Genzyme Biosurgery (a division of Genzyme Corporation). Previously, she was employed by Genzyme Genetics (a unit of Genzyme Corporation), serving as President from 1996 to 2001 and by Bain & Company (a consulting firm) where she was a Partner from 1987 to 1992.

        Susan R. Nowakowski has been a director of the Company since 2001. Ms. Nowakowski currently serves as Chief Operating Officer and Executive Vice President for AMN Healthcare Services, Inc. a leading publicly traded healthcare staffing company. Ms. Nowakowski has been with AMN since 1990 and previously served as its Senior Vice President of Business Development, and prior to that as its Chief Financial Officer. Ms. Nowakowski worked as a financial analyst at a subsidiary of Eli Lilly & Co. and as the finance manager of BioVest Partners, a venture capital firm.

        John C. Walker has been a director since 2001. Mr. Walker has been a Partner of BLUM Capital Partners, L.P. since 1997, an investment firm that specializes in private equity and strategic block investments in public companies. From 1992 to 1997, Mr. Walker was a Vice President of Pexco Holdings, Inc., a private investment holding company. From 1986 to 1992, Mr. Walker served in various managerial and technical positions in the energy industry. Mr. Walker serves as a director of Suntron Corporation and Smarte Carte, Inc.

        Wyche H. Walton has been a director of the Company since 1998. Mr. Walton has served as a Senior Vice President of Haas Wheat (a private investment firm specializing in leveraged acquisitions) since 1995. From 1994 to 1995, he was Chief Financial Officer of McGarr Capital Management Corp. (a private investment firm). Mr. Walton also serves as a director of Smarte Carte Corporation.

        Douglas D. Wheat has been a director of the Company since June 1995. Mr. Wheat has been President of Haas Wheat since 1992 (a private investment firm specializing in leveraged acquisitions). He was Co-Chairman of Grauer & Wheat, Inc. (a private investment firm) from 1989 to 1992 and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 to 1989. Mr. Wheat serves as a director of AMN Healthcare Services, Inc., Smarte Carte Corporation, NBC Acquisition Corp., and Nebraska Book Company.

        The Company has been informed that Robert B. Haas and his affiliates, which hold approximately 32.8% of our Common Stock, and Richard C. Blum and his affiliates, which hold approximately 19.7% of our Common Stock, intend to vote their Common Stock in favor of the election of all the nominees to our Board of Directors. If Mr. Haas and his affiliates and Mr. Blum and his affiliates do in fact so vote their shares, the election of such directors is assured irrespective of the votes of other stockholders.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE NOMINEES TO OUR BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our Common Stock as of March 25, 2002 by (i) each director, (ii) each of our executive officers named in the Summary Compensation table below, (iii) each person we believe to own beneficially more than five percent of our outstanding Common Stock and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned and Nature of Beneficial Ownership (1)		Percent
Robert B. Haas	20,000,000	(2)	32.8%
Richard C. Blum	12,044,717	(3)	19.7%
Michael R. Eisenson	2,915,963	(4)	4.8%
Michael R. Gallagher	1,689,334	(5)	2.7%
Glenn A. Forbes	258,488		*
Kevin M. Dunn	25,701		*
John D. Leahy	218,668		*
Richard G. Powers	191,668		*
R. Jeffrey Harris	1,500		*
C. Ann Merrifield	31,200		*
Susan R. Nowakowski	—		—
John C. Walker	—		—
Wyche H. Walton	—		—
Douglas D. Wheat	—		—
Partnerships managed by Haas Wheat & Partners Inc.	20,000,000	(2)	32.8%
BLUM Capital Partners, L.P., et al	12,044,717	(3)	19.7%
The Carpenters Pension Trust for Southern California	4,511,700	(3)	7.4%
Shapiro Capital Management Company, Inc.	6,133,432	(6)	10.0%
All current directors, director nominees and executive officers as a group (14 persons)	34,461,276		54.4%

*
Indicates less than one percent.

(1)
Based on filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as otherwise indicated, we believe that each person listed has sole voting and dispositive power over all shares of Common Stock listed in the table. Includes shares that may be acquired upon the exercise of stock options granted by us that are exercisable within 60 days of March 25, 2002. The shares beneficially owned include 1,633,334; 189,335; 25,001; 218,668; 191,668 and 21,200 shares subject to currently exercisable options granted to Messrs. Gallagher, Forbes, Dunn, Leahy, Powers, and Ms. Merrifield, respectively, and 2,279,206 shares subject to currently exercisable options granted to all current directors and executive officers as a group.

(2)
Includes 8,055,555 shares (approximately 13.2% of the outstanding shares) owned by HWH Capital Partners, L.P., 9,028,482 shares (approximately 14.8% of the outstanding shares) owned by HWH Valentine Partners, L.P. and 2,915,963 shares (approximately 4.8% of the outstanding shares) owned by HWH Surplus Valentine Partners, L.P. The address of each of the foregoing partnerships is c/o Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, Texas 75201. The sole general partner of each of such partnerships is a limited partnership, and the sole general partner of each of such limited partnerships is a corporation controlled by Mr. Haas. By virtue of his control of such corporations, Mr. Haas has sole voting and dispositive power over 17,084,037 shares and shared voting and dispositive power over 2,915,963 shares.

(3)
BLUM Capital Partners, L.P. reports ownership of an aggregate of 12,044,717 shares (approximately 19.7% of the outstanding shares). These shares may be deemed to be owned indirectly by the following parties (i) BLUM Capital Partners, L.P. ("BLUM LP") (ii) Richard C. Blum & Associates, Inc. ("RCBA Inc."), the general partner of BLUM LP (iii) Blum Strategic GP, L.L.C. ("Blum GP") (formerly RCBA GP, L.L.C.) and (iv) Richard C. Blum, a significant stockholder and chairman of RCBA Inc. and a managing member of Blum GP. These shares are owned directly as follows: (i) five limited partnerships for which BLUM LP serves as the general partner, Stinson Capital Partners, L.P. (1,398,400 shares—2.3% of the outstanding shares), Stinson Capital Partners II, L.P. (802,200 shares—1.3% of the outstanding shares), Stinson Capital Partners III (162,100 shares—0.3% of the outstanding shares), BK Capital Partners IV, L.P. (311,200 shares—0.5% of the outstanding shares), and RCBA-Playtex, L.P. (828,900 shares—1.3% of the outstanding shares); (ii) four investment advisory accounts for which BLUM LP has voting and investment discretion, The Carpenters Pension Trust for Southern California (4,511,700 shares—7.4% of the outstanding shares), The Common Fund for its Multi-Strategy and Value Opportunity funds (1,465,100 shares collectively—2.4% of the outstanding shares), The United Brotherhood of Carpenters Pension Plan (403,700 shares—0.7% of the outstanding shares) and Stinson Capital Fund (Cayman), Ltd. (135,300 shares—0.2% of the outstanding shares); and (iii) one limited partnership for which Blum GP serves as the general partner, Blum Strategic Partners, L.P. (formerly RCBA Strategic Partners, L.P.) (1,899,500 shares—3.1% of the outstanding shares); and (iv) BLUM LP (126,617 shares—0.2% of the outstanding shares). The Common Fund disclaims membership in a group with any of the Reporting Persons and disclaims beneficial ownership of any shares held by the Reporting Persons. As the sole general partner of BLUM LP, RCBA Inc. might be deemed the beneficial owner of the securities over which BLUM LP has voting and investment power. As Chairman and a substantial shareholder of RCBA Inc., and a Managing Member of Blum GP, Richard C. Blum might be deemed to be the beneficial owner of the securities beneficially owned by RCBA Inc. and Blum GP. BLUM LP, RCBA Inc., Blum GP and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of BLUM LP is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(4)
Represents shares owned by HWH Surplus Valentine Partners, L.P., of which Phemus Corporation is the sole Limited Partner. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group, the investment advisor for Phemus Corporation. While Mr. Eisenson has shared voting and dispositive power over the shares, he disclaims beneficial ownership of such shares. The address of Phemus Corporation and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210.

(5)
Includes 21,000 shares held by Mr. Gallagher's children. Mr. Gallagher disclaims beneficial ownership of these shares.

(6)
Shapiro Capital Management Company, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and is considered to be the "beneficial owner" of an aggregate of 6,133,432 shares of Common Stock. Information contained in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission"), by Shapiro Capital Management, Inc. indicates that such shares were acquired solely for investment purposes. We have not attempted to verify independently any of the information contained in the Schedule 13G. The address of Shapiro Capital Management Company, Inc. is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, requires our executive officers, directors and persons who own more than 10 percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange, Inc. (the "NYSE"). These Reporting Persons are required by Commission regulation to give us copies of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

        Based on our review of the forms we have received and written representations from certain Reporting Persons, we believe that all of our Reporting Persons complied with their filing requirements applicable to them with respect to transactions in our Common Stock during fiscal year 2001.

Board Meetings, Committees and Attendance

        During 2001, our Board of Directors met seven times. Each of our directors attended at least 75% of the total number of meetings of our Board of Directors and the committees of which he or she was a member.

        Our Board of Directors has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee. The members of each of these committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Purchaser Nominating Committee	Non-Purchaser Nominating Committee
Robert B. Haas			X
Michael R. Gallagher				X
Glenn A. Forbes				X
Richard C. Blum
Michael R. Eisenson	X	X
R. Jeffrey Harris		X
C. Ann Merrifield	X
Susan R. Nowakowski
John C. Walker	X			X
Wyche H. Walton			X
Douglas D. Wheat		X	X

        The Audit Committee recommends our independent auditors and meets with them regarding our yearly audit and reviews the results of their examination. It also reviews the auditors' fees and other terms of their engagement with us. Furthermore, it reviews our financial reporting process and internal controls and recommends changes where appropriate as suggested by the auditors. The members of the Audit Committee are independent as defined by the rules of the NYSE. The Audit Committee met three times during fiscal year 2001.

        The Compensation Committee reviews new or modified programs concerning executive salaries and other compensation matters relating to our executives and other key employees. Such programs include incentive compensation (including our Management Incentive Plan); deferred compensation and the 1994 Stock Option Plan, as well as direct and indirect compensation matters. The Compensation Committee met or acted by unanimous written consent six times during fiscal year 2001. While serving on the Compensation Committee, directors do not receive option awards (except, as to Mr. Harris, pursuant to formula grants) under the 1994 Stock Option Plan.

        Pursuant to our By-Laws, a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee nominate candidates for election to our Board of Directors. Of the nominees for director set forth above, Messrs. Haas, Wheat, Harris, Eisenson, Walton and Ms. Nowakowski were nominated by the Purchaser Nominating Committee and Messrs. Gallagher, Forbes, Blum, Walker, and Ms. Merrifield were nominated by the Non-Purchaser Nominating Committee.

Directors' Compensation

        Directors who are officers or former officers of the Company and those affiliated with any stockholders owning more than five percent of our Common Stock do not receive any fees for their services as directors. Mr. Harris, Ms. Merrifield and Ms. Nowakowski receive an annual retainer of $10,000, fees of $2,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Harris, Ms. Merrifield, and Ms. Nowakowski participate in the 1994 Stock Option Plan.

CERTAIN TRANSACTIONS

        Our business is unrelated to the business of Playtex Apparel, Inc. ("Apparel"), a wholly owned subsidiary of Sara Lee Corporation ("Sara Lee"). Sara Lee acquired all of the capital stock of Apparel from Playtex Apparel Partners, L.P. (the "Apparel Partnership") in November 1991 in exchange for Sara Lee common stock. The Apparel Partnership holds all of our 15 1/2% Junior Subordinated Notes due December 15, 2003. Playtex Investment Corp., one of our wholly-owned subsidiaries, holds a 15% debenture of the Apparel Partnership due on the same day. Such amounts are reflected as "Due to related party" and "Due from related party" in our consolidated financial statements.

        We have agreed to indemnify the Apparel Partnership and Apparel with respect to product liability (including any toxic shock syndrome liability) related to our business and certain tax matters related to the Apparel business prior to December 28, 1988.

        On June 6, 1995, following the receipt of stockholder approval at our 1995 Annual Meeting of Stockholders (the "1995 Annual Meeting"), we completed the sale of 20 million shares of our Common Stock at a price of $9.00 per share to partnerships managed by Haas Wheat & Partners, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995 (the "Stock Purchase Agreement"), between the Company and the Haas Wheat Partnerships (the "Haas Wheat Transaction"). The Haas Wheat Partnerships' shares constitute approximately 32.8% of our outstanding Common Stock as of March 25, 2002. At the 1995 Annual Meeting, designees of the Haas Wheat Partnerships were elected by our stockholders as a majority of our Board of Directors. Pursuant to the Stock Purchase Agreement, the Haas Wheat Partnerships have agreed that, for up to ten years from March 1995, so long as they own at least 25% of our outstanding voting securities, unless any of certain events have occurred (including in the event that nominees of the Purchaser Nominating Committee were to cease to constitute a majority of our Board of Directors), they will vote all of their voting securities of the Company for a Board of Directors that will consist at all times of a simple majority of nominees selected by the Purchaser Nominating Committee and the remainder of nominees selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management—Board Meetings, Committees and Attendance."

        In connection with the Haas Wheat Transaction described in the preceding paragraph, we granted to the Haas Wheat partnerships and certain of their affiliates certain demand and piggyback registration rights.

        On January 28, 1998, in connection with our acquisition (the "PCH Acquisition") of Personal Care Holdings, Inc. ("PCH"), we issued to J.W. Childs Equity Partners, L.P. (the "Principal PCH Shareholder") and other holders of the capital stock of PCH (collectively, the "PCH Holders") an aggregate of 9,257,345 shares of our Common Stock (of which 7,855,764 shares were issued to the Principal PCH Shareholder) and cash in an aggregate amount of approximately $91.0 million. We also entered into a Stockholders Agreement with the Principal PCH Shareholder and the other PCH

Holders, dated as of January 28, 1998 (the "PCH Stockholders Agreement"). In satisfaction of an obligation under the PCH Stockholders Agreement, our Board of Directors, effective January 28, 1998, increased the size of our Board and filled the vacancies thus created by electing John W. Childs and Wyche H. Walton as directors and approved an amendment to our By-Laws to provide that until the earlier of (i) January 28, 2008 and (ii) the date on which the Principal PCH Shareholder holds fewer than 4,628,688 shares of our Common Stock, one of the nominees selected by the Non-Purchaser Nominating Committee shall be designated by the Principal PCH Shareholder. The amendment to our By-Laws was approved by our stockholders at the 1998 Annual Meeting of Stockholders.

        In connection with the PCH Acquisition, we granted to the PCH Holders certain demand and piggyback registration rights.

        On June 1, 1998, the Principal PCH Shareholder sold 6,000,000 shares of our Common Stock at a price of $13.25 per share to RCBA (the "Blum & Associates Sale"), pursuant to a Stock Purchase Agreement, dated as of June 1, 1998, between the Principal PCH Shareholder, RCBA and Richard C. Blum & Associates, Inc. As a result of the Blum & Associates Sale, the Principal PCH Shareholder ceased to have the right to designate one of the nominees for election as a director to be selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management—Board Meetings, Committees and Attendance".

        In connection with the Blum & Associates Sale, we granted to RCBA certain demand and piggyback registration rights, and we amended the Haas Wheat and PCH registration rights agreements to establish the relative priorities of such holders in respect of public offerings of our Common Stock. The PCH registration rights agreement was also amended to eliminate the demand registration rights of the PCH Holders and the Principal PCH Shareholder. The By-Laws were also amended to provide that BLUM Capital Partners and its affiliates collectively have the right to designate two nominees for election as directors.

        In connection with the granting of certain registration rights to a third party in January 1999, we entered into a further amendment of the HWH and RCBA registration rights agreements, in each case to establish the relative priorities of such holders in respect of public offerings of our Common Stock.

        We believe that the terms of all the arrangements with the Apparel Partnership, Apparel, the Haas Wheat Partnerships, the Principal PCH Shareholder, BLUM Capital Partners and RCBA were and are fair to the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table details the total compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers in fiscal 2001 who served the Company on December 29, 2001 collectively (the "Named Executive Officers") for services rendered to the Company for each of the last three fiscal years.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)(1)	All Other Compensation ($)(2)
Michael R. Gallagher Chief Executive Officer and Director	2001 2000 1999	1,215,385 1,015,385 857,692	825,000 890,000 1,320,000	— — —	400,000 300,000 50,000	218,530 240,462 190,839
Glenn A. Forbes Executive Vice President, Chief Financial Officer and Director	2001 2000 1999	293,269 257,923 179,000	155,000 140,000 100,000	— — —	140,000 100,000 15,000	48,709 40,646 29,491
Richard G. Powers President, Personal Products Division	2001 2000 1999	289,077 277,000 263,846	120,000 100,000 155,000	— — —	20,000 45,000 20,000	42,687 47,479 44,695
John D. Leahy President, International/Corporate Sales Division	2001 2000 1999	282,500 261,807 239,000	120,000 115,000 135,000	— — —	20,000 45,000 20,000	44,793 44,196 39,304
Kevin M. Dunn President, Consumer Products Division	2001 2000 1999	283,923 112,269 —	125,000 60,000 —	— — —	20,000 15,000 —	35,313 891 —

(1)
Options are exercisable starting 12 months after the grant date, with one-third of the shares becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(2)
Represents employer contribution to the Playtex Products Profit-Sharing Retirement Plan (the "Retirement Plan") and Deferred Benefit Equalization Plan (the "Deferred Plan") and premiums paid for term life insurance.

Option Exercises and Fiscal Year-End Values

        The following table provides information related to options exercised by our Named Executive Officers during fiscal 2001 and unexercised options held by them at December 29, 2001. No SARs have been granted pursuant to the Plan.

			Number of Unexercised Options/SARs at December 29, 2001 (#)(2)	Value of Unexercised In-the-Money Options/SARs at December 29, 2001 ($)(2)(3)
Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Michael R. Gallagher	—	—	1,383,334/616,666	51,000/4,000
Glenn A. Forbes	—	—	134,334/211,666	73,575/—
Richard G. Powers	—	—	178,335/56,665	75,500/—
John D. Leahy	—	—	205,335/56,665	81,750/—
Kevin M. Dunn	—	—	25,001/69,999	—/—

(1)
None of the Named Executive Officers exercised any options during fiscal year 2001.

(2)
No SARs are outstanding.

(3)
The closing price of our Common Stock as reported by the New York Stock Exchange on December 28, 2001 (the last trading day of fiscal year 2001) was $9.51.

Option Grants During Fiscal Year 2001

        The following table provides information related to options granted to our Named Executive Officers during fiscal year 2001. No SARs were granted during the year.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
		% of Total Options/ SARs Granted to Employees in Fiscal Year
			Exercise or Base Price ($/SH)(3)
	Options/ SARs Granted (#)(2)
Name				Expiration Date
					5% ($)	10% ($)
Michael R. Gallagher	400,000	26.4%	9.50	February 12, 2011	2,389,800	6,056,221
Glenn A. Forbes	100,000	6.6%	9.70	March 5, 2011	610,028	1,545,930
Glenn A. Forbes	40,000	2.6%	10.13	May 31, 2011	254,828	645,784
Richard G. Powers	20,000	1.3%	10.13	May 31, 2011	127,414	322,892
John D. Leahy	20,000	1.3%	10.13	May 31, 2011	127,414	322,892
Kevin M. Dunn	20,000	1.3%	10.13	May 31, 2011	127,414	322,892

(1)
The potential realizable value portion illustrates value that might be realized upon the exercise of the options granted in fiscal year 2001 immediately prior to the expiration of their term. The potential realizable value assumes our Common Stock price will grow at the specified compounded rates of appreciation over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2)
Options that were granted to the Named Executive Officers in fiscal year 2001 are exercisable starting 12 months after the grant date. One-third of those shares are exercisable at that time and an additional one-third of those options will be exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(3)
The exercise price was equal to the fair market value of the Common Stock on the date of grant. The option exercise price and any tax withholding obligations related to the exercise of options may be paid in cash, by delivery of already owned shares, by offset of the underlying shares, or in any other form of valid payment as determined by the Compensation Committee in its discretion.

1994 Playtex Stock Option Plan

        The 1994 Stock Option Plan, which has been approved by our stockholders, authorizes the grant of long-term incentive share awards to our directors, executives and other key employees in the form of options ("Options") to purchase our Common Stock and stock appreciation rights ("SARs"). The Plan is administered by our Compensation Committee. The total number of shares of Common Stock, which may be issued upon the exercise of Options and SARs may not exceed 9,047,785 shares (subject to further adjustments). The total number of shares of stock, which may be issued upon the exercise of Options and SARs granted to any single director, executive officer or other employee (as defined in the Plan) may not exceed 4,000,000, as adjusted. As of March 25, 2002, the number of remaining shares available for issuance under the Plan was 1,793,292. Options and SARs may not be granted under the Plan after October 2003.

Benefit Plans for Terminated Employees

        Each of our Named Executive Officers has an agreement with respect to termination of employment. In the event Mr. Gallagher is terminated without Cause (as defined in such agreement) prior to a Change of Control (as defined in such agreement), Mr. Gallagher is entitled to receive two years' salary, bonus and fringe benefits. In the event the other Named Executive Officers are terminated without Cause prior to a Change of Control, they are entitled to receive one year's salary, bonus and fringe benefits. Additionally, in the event of termination of employment prior to a Change of Control due to death or "Disability" (as defined in our Long Term Disability Policy), Mr. Gallagher or his estate is entitled to receive two years' salary, bonus and fringe benefits. In the event employment is terminated within three years following a Change of Control, each Named Executive Officer except Mr. Gallagher would receive one year's salary, bonus and fringe benefits. Mr. Gallagher would enter into a five-year non-compete agreement following termination arising from a Change of Control for total payment equal to three years' salary, bonus and fringe benefits. In the event of a Change of Control, each Named Executive Officer is entitled to receive a one-time payment equal to the highest annual bonus received in the last three fiscal years, whether or not employment is terminated.

        We maintain a Severance Payment Policy under which employees (excluding our Named Executive Officers and other executive officers) who are "terminated" from service without cause are entitled to receive compensation for a period of two to twelve months, depending on their years of accrued service.

Compensation Committee Interlocks and Insider Participation

        None.

Compensation Committee Report on Executive Compensation

        In accordance with the rules and regulations of the Commission, the following report of the compensation committee, the report of the audit committee and the performance graph immediately thereafter shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

        The foundation of our compensation policies is the view that our success is attributable to the efforts of our employees, including our executive officers. We structure executive compensation in a manner designed to provide competitive levels of compensation and to assist us in attracting and retaining qualified executives. We endorse the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the Company. The compensation paid to our executive officers consists primarily of base salary, cash bonuses under the Management Incentive Plan, and grants of options pursuant to our 1994 Stock Option Plan. In addition, we provide all executive officers with term life insurance and contributions to the Retirement Plan and the Deferred Plan.

        Base salaries of executive officers are reviewed annually. In establishing base salaries during fiscal year 2001, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the executive officer's relative responsibilities, expertise, past year's compensation, and past year's performance. The Compensation Committee also considered the compensation levels of other executives of consumer products companies.

        Amounts payable under our Management Incentive Plan were calculated based upon: (i) annual base salary; (ii) each employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibility); (iii) Company results with respect to net sales, operating profit and cash flow (each as defined in the Management Incentive Plan), which corporate results are measured against objectives established at the beginning of the year by our Board, and (iv) except for our Chief Executive Officer, an individual performance factor based on measured accomplishment of goal-oriented projects, to be weighted equally with each other component of the corporate performance factor.

        The option incentive component of our total compensation package is intended to retain and motivate our executives to improve our long-term stock market performance and to increase value for all of our stockholders. The Compensation Committee generally grants options under the 1994 Stock Option Plan with an exercise price equal to the market price at the date of the grant and, as a result, the options will have value only if our stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Grants generally become exercisable over the succeeding three years.

        Mr. Gallagher was named our Chief Executive Officer effective July 10, 1995. We entered into a Memorandum of Understanding, dated as of June 21, 1995, as amended (the "Memorandum"), with Mr. Gallagher. The Memorandum, which was approved by the Compensation Committee, currently provides for (i) a term ending June 30, 2003; (ii) a base salary of at least $900,000 per year, subject to upward adjustment at the discretion of our Board of Directors; (iii) incentive bonuses which shall be no more than 187.5% of his base salary as in effect as of the first day of the relevant calendar year, with a target incentive bonus equal to 125% of his base salary as in effect on the first day of such calendar year; and, (iv) further grants of stock options at our Board's discretion. In addition, the Memorandum provides that as long as Mr. Gallagher is employed as our Chief Executive Officer, he will receive the following special cash bonuses when our Common Stock, for 30 consecutive trading days, closes at or above the following thresholds at any time prior to June 30, 2003: a $1 million cash payment at a trading price level of $20, a $1.5 million cash payment at each of a trading price level of $25 and $30, and a $2 million cash payment at each of a trading price level of $35 and $40. During fiscal year 2001, Mr. Gallagher received options to purchase 400,000 shares of our Common Stock. At March 25, 2002, Mr. Gallagher held options to purchase 2,000,000 shares of our Common Stock, which were granted to him pursuant to the 1994 Stock Option Plan.

        The Compensation Committee has structured Mr. Gallagher's compensation in order to link it to his individual performance. The Compensation Committee has granted substantial incentives to him tied to our performance measured with respect to sales, profitability and cash flow and to our long-term growth as measured by increases in the value of our Common Stock. The Compensation Committee also considered the compensation packages available to chief executives of comparable companies and our need to attract, retain and incentivize a chief executive officer of Mr. Gallagher's caliber.

        The Compensation Committee has considered the potential future effects on the Company's executive compensation program of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of certain amounts per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1994 Stock Option Plan has been designed and administered to qualify awards made thereunder as performance-based compensation excepted from such limitation on the deductibility of executive compensation. The Company has also attempted to structure other elements of its executive compensation program, including the Management Incentive Plan or portions thereof, to qualify as performance-based compensation for purposes of Section 162(m).

March 25, 2002

                      The Compensation Committee
                      Douglas D. Wheat
                      Michael R. Eisenson
                      R. Jeffrey Harris

Audit Committee Report

        The Audit Committee monitors the Company's financial reporting process and internal control system on behalf of the Board. In addition, the Committee recommends to the Board, subject to stockholder ratification, the selection of the Company's independent public accountants. The members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange.

        In addition, the Audit Committee has discussed with the independent public accountants the auditor's independence from the Company and its management, including matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        The Audit Committee discussed with the Company's independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based upon the Audit Committee's discussions with management and the independent public accountants and the Committee's review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 29, 2001 filed with the Commission.

March 25, 2002

                      The Audit Committee:
                      C. Ann Merrifield
                      Michael R. Eisenson
                      John C. Walker

Performance Graph

        The following graph compares the performance of our Common Stock to the performance of the Standard & Poor's Stock MidCap 400 Index ("S&P MidCap 400") and a weighted composite index of certain peer companies (the "Peer Index") selected by us, on a fiscal year basis for the period beginning on December 28, 1996 through December 29, 2001 (the "Performance Period"). The comparison assumes $100.00 was invested on December 28, 1996 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The total return for our Common Stock was 24.7% during the Performance Period as compared with a total return during the same period for the Peer Index of 41.0% and for the S&P 400 of 102.0%. The comparisons in the graph below are provided in response to Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of our Common Stock.

        The Peer Index is comprised of the following companies: Alberto-Culver Company, Avon Products, Inc., Church & Dwight Co., Inc., The Dial Corporation, Newell Rubbermaid, Inc., and The Estee Lauder Companies, Inc. We replaced Carter-Wallace, Inc., who had been included in our Peer Index prior to 2001, with The Dial Corporation as Carter-Wallace, Inc. was acquired in 2001 and its common stock is no longer publicly traded. The returns for each issuer within the Peer Index have been weighted according to the issuer's respective stock market capitalization at the beginning of the period presented. We selected the issuers that comprise the Peer Index on the basis that each had lines of business and/or stock market capitalization comparable to ours.

RATIFICATION OF SELECTION OF AUDITORS

        The auditing firm of KPMG LLP has examined our financial statements since 1986 and our Board of Directors wishes to utilize their services again for the fiscal year ending December 28, 2002. A resolution will be presented to the meeting to ratify the appointment of KPMG LLP as independent accountants to examine our financial statements and our subsidiaries for the fiscal year ending December 28, 2002, and to perform other appropriate accounting services. Representatives of KPMG will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by stockholders.

Vote Required

        If our stockholders do not ratify the selection of KPMG LLP by a favorable vote of a majority of our Common Stock present in person or by proxy at the Annual Meeting, the selection of independent accountants will be reconsidered by our Board of Directors. In determining whether this item has received the required number of favorable votes, abstentions and broker non-votes will have the same effect as votes against this item.

        The Company has been informed that Robert B. Haas and his affiliates, which hold approximately 32.8% of our Common Stock, and Richard C. Blum and his affiliates, which hold approximately 19.7% of our Common Stock, intend to vote their Common Stock in favor of the ratification of the appointment of KPMG LLP. If Mr. Haas and his affiliates and Mr. Blum and his affiliates do in fact so vote their shares, the ratification of the appointment of KPMG LLP is assured irrespective of the votes of other stockholders.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

KPMG LLP Fees Related to Fiscal 2001

  Audit Fees:

        The aggregate audit fees billed, or to be billed, by our independent auditors for professional services in connection with the audit of our annual financial statements for our fiscal year ended December 29, 2001 and the reviews conducted by our independent auditors of the financial statements included in our quarterly reports on Form 10-Q required to be filed by us during fiscal 2001 totaled approximately $430,000.

  Financial Information Systems Design and Implementation Fees:

        We did not engage KPMG LLP to provide advice to us regarding financial information systems design and implementation during our fiscal year ended December 29, 2001.

  All Other Fees:

        The aggregate of all other fees billed to us by KPMG LLP during our fiscal year ended December 29, 2001 for all other non-audit services rendered to us, including tax related services and corporate initiatives, totaled approximately $990,000.

        The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the independence of KPMG LLP.

OTHER MATTERS

        Our Board of Directors and our management know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares of our Common Stock represented by proxies will be voted at the discretion of the proxy holder.

STOCKHOLDER NOMINATIONS AND PROPOSALS

        If you intend to present a proposal (other than with respect to the election of directors) at the 2003 Annual Meeting and want your proposal to be included in the Proxy Statement for that meeting, you must submit your proposal in writing to the Secretary of the Company, at our address listed on the first page of this Proxy Statement. The proposal must be received on or before December 12, 2002, or, if the 2003 Annual Meeting is changed by more than thirty (30) calendar days from May 14, your proposal must be received a reasonable time before the solicitation is made.

        In addition, the form of proxy issued with our 2003 Proxy Statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2003 Annual Meeting and which is not included in our Proxy Statement. However, under the rules of the Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to February 25, 2003 and certain other conditions provided for in the Commission's rules have been satisfied.

        In addition, if you intend to nominate any person for election as a director at the 2003 Annual Meeting you must make your nomination by written notice given by or on behalf of a stockholder of record (the "Notice of Nomination"). The Notice of Nomination must be received at our principal executive office, addressed to the attention of the Secretary, no later than 10 days after the first date of public disclosure by us of the date of the Annual Meeting or special meeting of stockholders. Public disclosure shall be deemed to be first made when disclosure of the date of the Annual Meeting or special meeting of stockholders is first made in a press release or in a document publicly filed by us with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. The Notice of Nomination shall detail (i) your name and address, assuming you are the person proposing to make nominations, (ii) the class and number of shares of capital stock held of record by you, held beneficially and represented by proxy as of the record date for the meeting and as of the date of your Notice of Nomination, (iii) all information regarding each stockholder nominee that would be required to be listed in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, and the written consent of each stockholder nominee to serve if elected, and (iv) all other information that would be required to be filed with the Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a stockholder nominee was not made in accordance with the proper procedures and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                      By Order of the Board of Directors

                      Paul E. Yestrumskas
                      Vice President, General Counsel and
                      Secretary

                      April 12, 2002

Playtex Products, Inc.
300 Nyala Farms Road, Westport, CT 06880
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Michael R. Gallagher and Glenn A. Forbes, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held on May 14, 2002 (or, if only one shall be present and acting at the Meeting then that one) all of the shares of stock of the Company that the undersigned would be entitled, if personally present, to vote at the Annual Meeting and at any adjournment thereof.

_______________________________________________________________________________________
Fold and Detach Here

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Items 1 and 2.

☒ PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE

1.
Election of directors.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

Nominee
FOR all nominees listed to the right (Except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the right ☐	1 R. Haas 4 R. Blum 7 C. Merrifield 10 W. Walton	2 M. Gallagher 5 M. Eisenson 8 S. Nowakowski 11 D. Wheat	3 G. Forbes 6 R. Harris 9 J. Walker
2.
The ratification of the appointment of KPMG LLP as independent auditors for the Company for fiscal year 2002.

                FOR ☐                AGAINST ☐                ABSTAIN ☐

3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

RECEIPT IS ACKNOWLEDGED OF THE NOTICE AND PROXY STATEMENT FOR THE FOREGOING ANNUAL MEETING AND OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
SIGNATURE
SIGNATURE IF HELD JOINTLY
DATED , 2002 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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PLAYTEX PRODUCTS, INC. 300 Nyala Farms Road Westport, Connecticut 06880 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 14, 2002
ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
EXECUTIVE COMPENSATION
RATIFICATION OF SELECTION OF AUDITORS
OTHER MATTERS
STOCKHOLDER NOMINATIONS AND PROPOSALS